                                                            EXHIBIT 10

FIRST AMENDMENT
TO THE
UIL HOLDINGS CORPORATION
1999 AMENDED AND RESTATED STOCK PLAN

Section 5(c)(iv)(1) of the Plan is hereby amended, effective May 1, 2005, to read as follows:

(iv) Termination of Employment.

(1) Due to Death; Disability or Retirement or Termination with the Company’s Consent. Any Restricted Stock, or Restricted Stock Units, not yet vested as of the date that a Participant’s employment (or service as a Director) terminates due to death, disability, or retirement or termination with the consent of the Company, shall, on and after May 1, 2005, immediately vest upon such termination. Any vested portion of a Restricted Stock Award or Restricted Stock Unit Award shall be paid as soon as practicable following such termination of service, subject to the provisions of the Plan; provided, however that, to the extent required by Section 409A of the Code and guidance issued thereunder, no Restricted Stock Unit that vests on or after January 1, 2005 shall be distributed to any Key Employee (as defined in Section 416(i) of the Code) on account of termination from service until six (6) months after such Key Employee’s termination of service. The foregoing restriction on distributions of Restricted Stock Units to Key Employee shall not apply to distributions on account of death or disability. An Employee who is a in receipt of a Restricted Stock or Restricted Stock Unit Award shall be considered "retired" or "disabled" for purposes of the Plan if he or she is entitled to a service pension, disability pension, disability benefit or disability allowance under the Company's pension or disability plan and a Director shall be deemed “retired” or “disabled” if so determined by the Administrator.

This amendment shall be effective in accordance with its terms.

UIL HOLDINGS CORPORATION

July 27, 2005	By	/s/ Nathaniel D. Woodson
Date	Its	Chairman, President and CEO